                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                       MARTIN OPERATING PARTNERSHIP L.P.,

                                    AS BUYER,

                          NECHES INDUSTRIAL PARK, INC.,

                                   AS SELLER,

                                       AND

                               RICHARD H. CULLIFER

                                       AND

                                 FURTIVUS, INC.,

                                 AS SHAREHOLDERS

                                  June 1, 2004

                                TABLE OF CONTENTS

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TABLE OF CONTENTS................................................................................................     i

ARTICLE I PURCHASE AND SALE OF ASSETS............................................................................     1
   1.1      Purchase and Sale of Assets..........................................................................     1
   1.2      Retained Assets......................................................................................     3
   1.3      Post-Closing Liabilities.............................................................................     3
   1.4      Pre-Closing Liabilities..............................................................................     4
   1.5      Nonassignable Licenses, Contracts and Leases.........................................................     5
   1.6      Purchase Price.......................................................................................     5
   1.7      Purchase Price Allocation............................................................................     6
   1.8      Taxes; Apportionments; Post-Closing Adjustments......................................................     7
   1.9      Time and Place of Closing............................................................................     7
   1.10     Execution and Delivery of Documents of Title.........................................................     8
   1.11     Closing Deliveries...................................................................................     8

ARTICLE II REPRESENTATIONS OF THE SELLER AND THE SHAREHOLDERS....................................................    10
   2.1      Organization.........................................................................................    10
   2.2      Execution and Delivery...............................................................................    11
   2.3      Authority............................................................................................    11
   2.4      No Conflicts.........................................................................................    12
   2.5      Governmental Approvals and Filings...................................................................    12
   2.6      Books and Records....................................................................................    12
   2.7      Financial Statements.................................................................................    13
   2.8      Absence of Changes...................................................................................    13
   2.9      No Undisclosed Liabilities...........................................................................    14
   2.10     Taxes................................................................................................    14
   2.11     Legal Proceedings....................................................................................    15
   2.12     Compliance With Laws and Orders......................................................................    15
   2.13     Benefit Plans/ERISA..................................................................................    15
   2.14     Real Property........................................................................................    16
   2.15     Tangible Personal Property; Purchased Assets.........................................................    18
   2.16     Intellectual Property Rights.........................................................................    18
   2.17     Contracts............................................................................................    19
   2.18     Licenses.............................................................................................    20
   2.19     Insurance............................................................................................    20
   2.20     Affiliate Transactions...............................................................................    21
   2.21     Employees; Labor Relations...........................................................................    21
   2.22     Environmental Matters................................................................................    22
   2.23     Substantial Customers................................................................................    23
   2.24     No Powers of Attorney................................................................................    23
   2.25     Solvency.............................................................................................    23
   2.26     Government Contracts.................................................................................    23
   2.27     Disclosure...........................................................................................    24
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                                      -i-

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER..........................................................    24
   3.1      Organization.........................................................................................    24
   3.2      Execution and Delivery...............................................................................    24
   3.3      Authority............................................................................................    24
   3.4      No Conflicts.........................................................................................    24
   3.5      Governmental Approvals and Filings...................................................................    25

ARTICLE IV COVENANTS.............................................................................................    25
   4.1      Confidentiality......................................................................................    25
   4.2      Cooperation by the Parties...........................................................................    25
   4.3      Seller's Employees...................................................................................    26
   4.4      Railroad Track Lease.................................................................................    27

ARTICLE V INDEMNIFICATION........................................................................................    27
   5.1      Indemnification by the Seller and the Shareholders...................................................    27
   5.2      Indemnification by the Buyer.........................................................................    28
   5.3      Procedures for Indemnification.......................................................................    28
   5.4      Survival.............................................................................................    30
   5.5      Limitations on Indemnification.......................................................................    30
   5.6      Inconsistent Provisions..............................................................................    31
   5.7      Right to Indemnification Not Affected by Knowledge...................................................    31
   5.8      Express Negligence...................................................................................    31

ARTICLE VI MISCELLANEOUS.........................................................................................    31
   6.1      Expenses.............................................................................................    31
   6.2      Notices..............................................................................................    31
   6.3      Amendments...........................................................................................    32
   6.4      Waiver...............................................................................................    32
   6.5      Headings.............................................................................................    33
   6.6      Nonassignability.....................................................................................    33
   6.7      Parties in Interest..................................................................................    33
   6.8      Counterparts.........................................................................................    33
   6.9      Governing Law; Consent to Jurisdiction...............................................................    33
   6.10     Severability.........................................................................................    33
   6.11     Entire Agreement.....................................................................................    34
   6.12     English Language.....................................................................................    34
   6.13     Brokers..............................................................................................    34

ARTICLE VII DEFINITIONS..........................................................................................    34
   7.1      Definitions..........................................................................................    34
   7.2      Other Terms..........................................................................................    39
   7.3      Other Definitional Provisions........................................................................    39
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                                      -ii-


Exhibits

Exhibit A         -        PAT Tank Repair Escrow Agreement
Exhibit B         -        Port Arthur Tank Escrow Agreement
Exhibit C         -        Koch Lien Escrow Agreement
Exhibit D         -        Letter of Credit
Exhibit E         -        Bill of Sale
Exhibit F         -        Special Warranty Deed
Exhibit G         -        Form of Estoppel Letter
Exhibit H         -        Noncompetition Agreement

Disclosure Schedule

Section 1.1(a)             Tangible Property
Section 1.1(b)             Owned Real Property
Section 1.1(c)             Leased Real Property
Section 1.1(d)             Assigned Contracts
Section 1.1(h)             Assigned Licenses
Section 1.2(b)             Retained Contracts
Section 1.2(c)             Retained Assets
Schedule 1.6(iv)           Certain Prepaid Rents and Deposits
Section 1.7                Purchase Price Allocation
Section 1.11(a)(vii)       Estoppel Letters
Section 2.3                Authority
Section 2.4                No Conflicts
Section 2.5                Governmental Approvals
Section 2.7                Financial Statements
Section 2.8                Absence of Changes
Section 2.9                Undisclosed Liabilities
Section 2.11               Legal Proceedings
Section 2.13               Benefit Plans/ERISA
Section 2.14               Real Property
Section 2.15               Tangible Personal Property
Section 2.16               Intellectual Property Rights
Section 2.17               Contracts
Section 2.18               Licenses
Section 2.19               Insurance
Section 2.20               Affiliate Transactions
Section 2.21               Employees; Labor Relations
Section 2.22               Environmental
Section 2.23               Substantial Customers
Section 4.3                Seller's Employees
Section 7.1                Seller's Persons with Knowledge

                           PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement (the "Agreement"), dated as of June 1, 2004, is entered into by and among Martin Operating Partnership L.P., a Delaware limited partnership (the "Buyer"), Neches Industrial Park, Inc., a Texas corporation (the "Seller"), and each of Richard H. Cullifer and Furtivus, Inc., the shareholders of the Seller (each a "Shareholder" and, collectively, the "Shareholders").

                                    RECITALS

      WHEREAS, the Buyer and the Seller have determined that it is in their respective best interests for the Seller to sell to the Buyer and for the Buyer to buy from the Seller all or substantially all of the assets comprising the Seller on the terms and conditions contained in this Agreement (the "Acquisition");

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition;

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Seller, the Shareholders and the Buyer agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

            1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions contained in this Agreement, the Seller hereby sells, assigns, transfers and conveys to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller, all of the assets of the Seller, including, without limitation, those listed below, free and clear of all Liens except Permitted Liens, other than the Retained Assets (hereinafter defined) (collectively the "Purchased Assets"):

      (a) all tangible assets, personal property, fixtures and equipment listed in Section 1.1(a) of the Disclosure Schedule (the "Tangible Property") (excluding, however, any assets listed in Section 1.2(c) of the Disclosure Schedule);

      (b) good and marketable fee simple title in and to all tracts or parcels of land listed and described in Section 1.1(b) of the Disclosure Schedule, together with (i) all of the interest of the Seller in any land in the beds of any public streets or public roads in front of or adjoining indicated portions of such land; (ii) any easements, licenses or rights-of-way appurtenant to such land and all water, wastewater, sewer, sanitary sewer and other utility rights related to such land; (iii) any reversionary rights attributable thereto; (iv) all claims or demands whatsoever of the Seller either in law or in equity in or to such land except to the extent provided otherwise in this Agreement or in any document executed herewith; (v) all buildings, improvements, fixtures, storage tanks, pipelines (along with all physical facilities used in connection with the ownership or operation of such pipelines, including all valves, meters, measurement stations and equipment), electrical facilities, storage and shipping facilities and other fixed assets and personalty owned by the Seller annexed, affixed or attached to such land; and (vi) all of the Seller's rights and interests in all personal property and physical facilities used in connection with the ownership or operation of the electrical facilities used in the operation of the Purchased Assets or the Business including, without limitation, all transformers, power lines, meters, rectifiers, busbars, housings, circuit breakers and all other fixtures and equipment of every type and description used in connection therewith (collectively, the "Owned Real Property");

      (c) all of the Seller's rights and interest in all leases of real property listed and described in Section 1.1(c) of the Disclosure Schedule (the "Assigned Leases"). The real property subject to the Assigned Leases shall be referred to as the "Leased Real Property", and together with the Owned Real Property shall be referred to as the "Real Property";

      (d) all of the Seller's rights and interest in and to all Contracts listed in Section 1.1(d) of the Disclosure Schedule (the "Assigned Contracts");

      (e) any and all of the Seller's Books and Records (the "Assigned Books and Records"), excluding any Books and Records of the Seller that relate exclusively to (i) organizational or governance proceedings of the Seller,
      (ii) the Retained Assets or (iii) the Pre-Closing Liabilities;

      (f) all of the Seller's goodwill;

      (g) all of the Seller's rights and interest in and to the Intellectual Property of the Seller;

      (h) all Licenses listed in Section 1.1(h) of the Disclosure Schedule (hereinafter defined) used in the operation of the Purchased Assets or the Business, to the extent such Licenses are transferable to the Buyer (the "Assigned Licenses");

      (i) all of the Seller's rights and interest in insurance proceeds that may be payable under the insurance policies of the Seller ("Insurance Proceeds");

      (j) all (i) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas) and (ii) liens and security interests in favor of the Seller, whether choate or inchoate, under any law, rule or regulation or under any of the Assigned Contracts arising from the ownership, operation or sale of any of the Purchased Assets;

      (k) all of the Seller's rights and interest pertaining to any counterclaims, set-offs, third party indemnities or defenses the Seller may have with respect to the Post-Closing Liabilities or the Purchased Assets; and

      (l) all raw materials, work in progress and finished goods inventories of the Seller.

      To the extent that any Purchased Assets are intended to be transferred to the Buyer pursuant to the language of this Section 1.1 but are not listed, the language of this Section 1.1 shall be controlling and such Purchased Assets nonetheless shall be transferred to the Buyer for all purposes.

            1.2 Retained Assets. The Seller will retain ownership of the following (collectively, the "Retained Assets"):

      (a) the Seller's Books and Records other than those set forth in Section 1.1(e) above;

      (b) subject to Section 1.5, each Contract, Lease or License set forth in
      Section 1.2(b) of the Disclosure Schedule or that requires the consent to assignment by a Person other than the Seller or its Affiliates and which consents are not obtained on or before the Closing Date;

      (c) the items set forth in Section 1.2(c) of the Disclosure Schedule;

      (d) the Seller's rights under this Agreement and the Related Agreements;

      (e) all cash and cash equivalents of the Seller as of the Closing (other than cash Insurance Proceeds);

      (f) all outstanding customer accounts receivable as of the Closing;

      (g) any refunds of insurance deposits; and

      (h) the right to receive a pro-rata portion based on the Closing Date of any "minimum guaranteed volume payment", if any, paid by CNR, L.P. pursuant to that certain Lease of Facilities and Agreement for Anhydrous Amonia Storage and Handling, dated November 6, 1995, between Neches Industrial Park, Inc. and CNR, L.P., as subsequently amended, with respect to the second calendar quarter of 2004, and the Buyer shall promptly remit such amount, if any, to the Seller upon the Buyer's actual receipt thereof.

            1.3 Post-Closing Liabilities. Subject to the terms and conditions of this Agreement, at Closing, the Buyer will assume and agree to pay, perform and discharge when due from and after the Closing Date:

      (a) such of the Liabilities that initially occur and are attributable solely to the period after Closing (and that do not relate to arise out of any breach of any representation of the Seller and Shareholders hereunder) in respect of the Assigned Contracts, Assigned Leases or Assigned Licenses transferred and assigned to Buyer hereunder in conformity with the provisions of such Assigned Contracts, Assigned Leases or Assigned Licenses (collectively, the "Assumed Obligations"); and

      (b) the Liabilities that pertain to the ownership, operation or conduct of the Business or the Purchased Assets by the Buyer arising from any acts, omissions, events, conditions or circumstances that initially occur and are solely attributable to the period after the Closing (the "Post-Closing Liabilities").

      Nothing herein prevents Buyer from contesting in good faith any of the Assumed Obligations and/or the Post-Closing Liabilities. The Seller agrees to satisfy and discharge all Liabilities that are not assumed by Buyer pursuant to the terms of this Agreement, whether known as of the date hereof or thereafter determined. Seller represents that all payments due and all obligations to be performed as of the Closing Date in respect of the Assigned Contracts, Assigned Leases, Assigned Licenses and the other Purchased Assets have been timely made and performed.

            1.4 Pre-Closing Liabilities. It is expressly understood and agreed that the Buyer shall not be obligated to pay, perform or discharge, and the Seller shall retain, the Pre-Closing Liabilities of the Seller, including, without limitation, Liabilities listed below, but excluding, however, the Post-Closing Liabilities and the Assumed Obligations; provided, however, that Seller shall have no liability to Koch Nitrogen International Sarl ("Koch") with respect to the $2,500,000 placed in escrow pursuant to the Koch Lien Escrow Agreement (as defined below):

      (a) Liabilities relating to indebtedness for borrowed money or bonds (including, without limitation, industrial revenue bonds, that in any respect relate to the Business or the Purchased Assets) whether or not such Liabilities are reflected on the Financial Statements and all other Liabilities of Seller not disclosed on the Financial Statements;

      (b) Liabilities resulting from, constituting or relating to a breach of any of the representations, warranties, covenants or agreements of the Seller or the Shareholder under this Agreement or any of the Related Agreements;

      (c) Liabilities for any federal, state, local, foreign or other Taxes (i) incurred or relating to periods on or prior to the Closing or (ii) arising in connection with the consummation of the transactions contemplated by this Agreement or any of the Related Agreements;

      (d) notwithstanding Section 2.22, Liabilities for all environmental, ecological, natural resource, health, safety, products liability or other Claims, conditions or obligations pertaining to the Seller, the Business or the Purchased Assets that relate to time periods, circumstances or events occurring prior to the Closing, including, without limitation, any and all Losses (i) resulting from or arising out of any Environmental Action that relates to any violations of Environmental Laws or Environmental Permits on or prior to the Closing or (ii) incurred as a result of the presence of any Hazardous Materials at, in, on, under or around any of the Purchased Assets or other facilities of the Seller on or prior to the Closing, or the disposal of any Hazardous Materials generated in connection with the Business or the Purchased Assets prior to the Closing (including, without limitation, any investigation, monitoring, containment, remediation, cleanup or removal thereof after the Closing);

      (e) Liabilities for warranty claims, quality-related claims or other similar claims arising out of or relating to events or circumstances on or prior to the Closing;

      (f) Liabilities based on any actual or alleged tortious or illegal conduct by or on behalf of the Seller, its Affiliates, shareholders, officers, directors, independent contractors or agents;

      (g) Liabilities incurred by the Seller in connection with the negotiation, execution or performance of this Agreement or any of the Related Agreements, including, without limitation, all legal, accounting, brokers', finders' and other professional fees and expenses;

      (h) Liabilities incurred by the Seller after the Closing;

      (i) Liabilities with respect to any of the Seller's employees (and employees of its Affiliates), including, without limitation, wages, salaries, federal withholding and social security taxes, worker's compensation, unemployment compensation, employee benefit plans, termination costs, accrued vacation and Liabilities under the Plans, all in any way relating to (i) events occurring on or prior to the Closing,
      (ii) the employment of employees by the Seller or its Affiliates regardless of when any Claim relating to any such Liabilities may arise and (iii) employees who are not Transferred Employees;

      (j) Liabilities, including any Liability pursuant to any Claim, litigation or proceeding (other than those for which either the Seller or the Shareholders are being indemnified by the Buyer hereunder), that pertain to (i) contractual or other obligations of the Seller or (ii) the ownership, operation or conduct of the Business or Purchased Assets, in each case arising from any acts, omissions, events, conditions or circumstances occurring on or before or relating to or attributable to the period on or before the Closing; and

      (k) Liabilities relating to the Real Property and/or any agreements, easements, rights of way or other restrictions encumbering the Real Property arising out of or relating or attributable to events or circumstances on or prior to the Closing.

            1.5 Nonassignable Licenses, Contracts and Leases. If any Licenses, Contracts or Leases are not by their respective terms assignable, the Seller and the Shareholders agree to use their reasonable best efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to the Buyer the benefit thereof. The Buyer shall cooperate with the Seller and the Shareholders, in such manner as may be reasonably requested, in connection therewith, including, without limitation, discussions and negotiations with all Persons with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained, the Seller, the Shareholders and the Buyer will use their reasonable best efforts (but in no event shall the Buyer be required to pay any amounts in connection therewith) to take such actions as may be possible without violation or breach of any such nonassignable Assigned Licenses, Assigned Contracts or Assigned Leases to effectively grant the Buyer the economic benefits of such Assigned Licenses, Assigned Contracts and Assigned Leases.

            1.6 Purchase Price. At the Closing, the Buyer shall pay to the Seller $25,500,000 (the "Purchase Price"), minus the amounts set forth in clauses (i), (ii), (iii) and (iv) below, which Purchase Price shall be remitted by the Buyer to the Seller in cash payable by wire transfer of immediately available funds. The Purchase Price shall be reduced as set forth below.

            (i) $300,000 of the Purchase Price, representing an amount to repair the tanks constructed by PAT Tank, Inc., shall be placed in escrow pursuant to the terms of an escrow agreement (the "PAT Tank Repair Escrow Agreement") attached hereto as Exhibit A. The PAT Tank Repair Escrow Agreement shall provide (A) that the funds shall be released to Buyer upon agreement between Buyer and Seller as to a plan of action to repair the tanks constructed by PAT Tank, Inc., (B) in the event that the cost of such repairs is less than $300,000, the difference between the amount in the escrow account under the PAT Tank Repair Escrow Agreement and the repair costs shall be paid to Seller, and (C) in the event that the cost of such repairs is greater than $300,000, the difference between the repair costs and the amount in the escrow account under the PAT Tank Repair Escrow Agreement shall be paid to Buyer by Seller.

            (ii) $140,000 of the Purchase Price shall be placed in escrow pursuant to the terms of an escrow agreement (the "Port Arthur Tank Escrow Agreement") attached hereto as Exhibit B. The Port Arthur Tank Escrow Agreement shall provide that (A) the funds shall be released to the Seller upon the termination of the lien held by PAT Tank, Inc, and (B) if such lien is not terminated by the third anniversary of the date hereof, and there are no proceedings in process contesting the lien held by PAT Tank, Inc., the funds shall be released to the Buyer.

            (iii) $2,500,000 of the Purchase Price shall be placed in escrow pursuant to the terms of an escrow agreement (the "Koch Lien Escrow Agreement") attached hereto as Exhibit C. The Koch Lien Escrow Agreement shall provide that (A) the amount in escrow shall be reduced by the payment to Seller from the escrowed funds of $104,166.67 on the last day of each month beginning November 30, 2005 until no funds are left in escrow, (B) in the event that Koch forecloses on the funds placed in escrow as a result of a Event of Default by Buyer under that certain Lease of Facilities and Agreement for Anhydrous Ammonia Storage & Handling dated November 14, 2000, between Seller and Koch (successor-in-interest to Duke Energy Merchants, LLC), amended by First Amendment to Lease of Facilities and Agreement for Anhydrous Ammonia Storage & Handling dated February 27, 2004 (the "Koch Lease"), Buyer shall pay to Seller an amount equal to the total funds then remaining in escrow, (C) in the event that Koch forecloses on the funds placed in escrow as a result of a force majure event as set forth in Article XV of the Lease, Buyer shall have no further obligation to Seller, and (D) Buyer shall provide Seller with a letter of credit (the "Letter of Credit") in substantially the form attached hereto as Exhibit D.

            (iv) The amounts set forth on Schedule 1.6(iv), representing certain rent deposits and prepaid rents as described on Schedule 1.6(iv), shall be withheld from the Purchase Price.

            1.7 Purchase Price Allocation. The Buyer and the Seller agree to allocate the Purchase Price (together with any assumed liabilities) for the Purchased Assets as set forth on Section 1.7 of the Disclosure Schedule (the "Asset Allocation"). The Asset

      Allocation shall be revised after all adjustments, if any, have been made in accordance with Section 1.8(b). The Asset Allocation shall be completed in the manner required by Section 1060 of the Code. The Buyer and the Seller further agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code and the Treasury Regulations promulgated thereunder, including the timely preparation and filing of Form 8594 based on the Asset Allocation. The Buyer and the Seller hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Asset Allocation.

            1.8 Taxes; Apportionments; Post-Closing Adjustments.

      (a) All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated by this Agreement, whether levied on the Buyer or the Seller or their respective Affiliates, shall be paid by the Seller, and the Seller shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.

      (b) At the Closing, the following items, to the extent they relate to the Purchased Assets and except as otherwise provided for in this Agreement, shall be apportioned as of 11:59 p.m. on the day preceding the Closing
      Date: property taxes, rents, prepayments from customers, prepayments to suppliers and other prepayments and expenses under any of the Assigned Contracts, Assigned Leases or Assigned Licenses; and such other items as are customarily apportioned in connection with the sale of similar property, all such items prior to such time being for the account of the Seller and all such items after such time being for the account of the Buyer. At the Closing, the Purchase Price shall be reduced by the amount owing by Seller under this Section 1.8(b) and the amounts set forth in
      Section 1.6(iv). If any such items cannot accurately be apportioned at the Closing or prior thereto, or if it is later determined that such apportionment at Closing was not accurate, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable, but in no event more than one hundred twenty (120) days after the Closing Date. Any amounts received by, or other consideration given to, the Buyer (or its Affiliates) after the Closing with respect to either any Retained Assets or the conduct of the Business prior to the Closing shall be held by the Buyer in trust for the Seller until promptly paid to the Seller. Likewise, any amounts received by, or other consideration given to, the Seller (or its Affiliates, including the Shareholders) after the Closing with respect to either any Purchased Assets or the conduct of the Business after the Closing shall be held by the Seller in trust for the Buyer until promptly paid to the Buyer.

            1.9 Time and Place of Closing. The closing of the transactions described in this Article I (the "Closing") shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Suite 700, Dallas, Texas 75201 at 10:00 a.m. on June 1, 2004, or at such other place or time as the parties hereto may agree. The date upon which the Closing actually occurs is hereinafter referred to as the "Closing Date."

            1.10 Execution and Delivery of Documents of Title. At the Closing, the Seller and the Buyer shall execute and deliver a Bill of Sale, in the form attached hereto as Exhibit E, (the "Bill of Sale"), and a Special Warranty Deed, in the form attached hereto as Exhibit F (the "Deed"). In addition, the Seller will execute and deliver to the Buyer such deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents as the Buyer and/or the Title Company (as hereinafter defined) may reasonably request in order to effect the sale, conveyance and transfer of the Purchased Assets from the Seller to the Buyer. Such instruments and documents shall be sufficient to convey to the Buyer good and marketable title in all of the Purchased Assets, free and clear of any Liens other than Permitted Liens. The Seller will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as the Buyer may reasonably request in order more effectively to sell, transfer and convey the Purchased Assets to the Buyer and to place the Buyer in position to operate and control all of the Purchased Assets.

            1.11 Closing Deliveries.

      (a) At the Closing, the Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer:

            (i) duly executed copies of all consents and approvals required for the consummation of the transactions contemplated by this Agreement and the Related Agreements and to permit the Buyer to acquire all of the Purchased Assets without violating any Contract, Lease or License of the Seller or any Laws, including, without limitation, Environmental Laws, Environmental Permits and any other requirement of any Governmental or Regulatory Authority. Additionally, any financing statement terminations shall have been filed as necessary to remove any Liens applicable to the Real Property;

            (ii) (A) a commitment for title policies issued by Beaumont Title Company on First American Title Insurance Company (the "Title Company") with respect to the Real Property, insuring title of the Real Property (and specifically insuring as an insured parcel any easements benefiting the Real Property) to be in the Buyer as of the Closing Date, subject only to those exceptions approved by the Buyer in writing and (B) legible (to the extent reasonably possible) copies of the title exception documents referenced in the commitments with respect thereto. At the Closing the Sellers shall provide to the Buyer an Owner's Policy of Title Insurance (the "Owner's Policy"), in Texas standard form (Form T-1), together with a mortgagee's policy (the "Mortgagee Policy") in favor of the Royal Bank of Canada, as administrative agent with such endorsements as are reasonably requested (the Owner's Policy and the Mortgagee's Policy being referred to herein collectively as, the "Title Policies"), issued by the Title Company insuring the Real Property (and specifically insuring as an insured parcel any easements benefiting the Real Property), subject only to those exceptions approved by the Buyer in writing, in the aggregate amount of $25,500,000. Seller shall be responsible for the payment of all costs and expenses associated the Owner's Policy. Buyer shall be responsible for the payment of the cost of the Mortgagee Policy. The Seller shall pay for the cost of the policy premiums and any endorsements required by the Buyer. The Seller shall deliver to the

      Buyer and the Title Company any further affidavits, agreements, current survey(s) and assurances necessary to issue the Title Policies;

            (iii) a current survey of the Real Property made on the ground by a registered professional land surveyor in a form reasonably acceptable to the Buyer;

            (iv) all consents, approvals and/or waivers necessary to assign or transfer to the Buyer any and all assignable or transferable Licenses, Environmental Permits or other permissions of Governmental or Regulatory Authorities;

            (v) certification of the Seller's non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b);

            (vi) the documents contemplated by Section 1.10 of this Agreement;

            (vii) estoppel letters in the form attached hereto as Exhibit G from each of the tenants listed on Schedule 1.11(a)(vii);

            (viii) a written instrument in form and substance acceptable to Buyer pursuant to which Merrill Lynch Business Financial Services, Inc. terminates and releases all liens and security interests granted to it by Seller and authorizes the filing of all UCC-3 termination statements which may be necessary or appropriate to evidence such termination and release without any further action on the part of Merrill Lynch Business Financial Services, Inc;

            (ix) a written instrument in form and substance acceptable to Buyer pursuant to which Koch Nitrogen International Sarl terminates and releases that certain Deed of Trust dated November 14, 2000, recorded under County Clerk's File No. 2000043048 (Official Records of Real Property, Jefferson County, Texas) and authorizes the filing of all UCC-3 termination statements which may be necessary or appropriate to evidence such termination and release without any further action on the part of Koch Nitrogen International Sarl;

            (x) the PAT Tank Repair Escrow Agreement, the Port Arthur Tank Escrow Agreement and the Koch Lien Escrow Agreement;

            (xi) resolutions of the board of directors and the shareholders of the Seller authorizing the transactions described herein and in the Related Agreements;

            (xii) a certificate executed by Seller to the effect that, except as otherwise stated in the certificate, each of Seller's representations and warranties contained herein is true, complete and accurate in all respects as of the Closing Date as if made on the Closing Date and that Seller has complied with all of its covenants to be performed hereunder prior to Closing; and

            (xiii) such further instruments and documents, normal and customary for transactions such as those contemplated by this Agreement, as may be reasonably required for the Buyer to consummate the transactions contemplated hereby, including, without limitation, certificates issued by the appropriate Governmental or Regulatory Authorities in the Seller's jurisdiction of incorporation, certifying the valid existence and good standing of the appropriate Seller.

      (b) At the Closing, Richard H. Cullifer shall execute and deliver, or cause to be executed and delivered, to the Buyer, the Noncompetition Agreement, in the form attached hereto as Exhibit H (the "Noncompetition Agreement");

      (c) At the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered:

            (i) the Purchase Price to the Seller;

            (ii) the Noncompetition Agreement to Richard H. Cullifer;

            (iii) resolutions of the general partner of the Buyer authorizing the transactions described herein and in the Related Agreements;

            (iv) a certificate executed by Buyer to the effect that, except as otherwise stated in the certificate, each of Buyer's representations and warranties contained herein is true, complete and accurate in all respects as of the Closing Date as if made on the Closing Date and that Buyer has complied with all of its covenants to be performed hereunder prior to Closing; and

            (v) such further instruments and documents, normal and customary for transactions such as those contemplated by this Agreement, as may be reasonably required for the Seller or the Shareholders to consummate the transactions contemplated hereby.

                                   ARTICLE II
               REPRESENTATIONS OF THE SELLER AND THE SHAREHOLDERS

      In order to induce the Buyer to enter into this Agreement, the Seller and the Shareholders, jointly and severally, hereby make the representations and warranties set forth below. The Seller has delivered to the Buyer the Disclosure Schedule on the date hereof. The disclosures in the Disclosure Schedule must relate only to the representations and warranties in the section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Except as expressly set forth in those sections of the Disclosure Schedule corresponding to the sections below:

            2.1 Organization.

      (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Seller has full power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

      (b) Each Shareholder that is a natural person has the legal capacity to execute and deliver this Agreement and the Related Agreements to which he, she or it is a party and to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

      (c) Each Shareholder that is not a natural person is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each such Shareholder has full power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

            2.2 Execution and Delivery. The execution, delivery and performance of this Agreement and the Related Agreements by the Seller and the Shareholders and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Seller and, to the extent applicable, the Shareholders, and no other corporate (or other action with respect to any Shareholder who is a natural person) action on the part of the Seller or any Shareholder is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by the Seller and the Shareholders and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Seller and the Shareholders and constitutes, and upon the execution and delivery by the Seller of the Related Agreements, the Related Agreements will constitute, the legal, valid and binding obligations of the Seller and the Shareholders, as the case may be, enforceable against each of them in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the Buyer, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors' rights generally.

            2.3 Authority.

      (a) The Seller has full corporate power and authority to conduct the operations of the Business and the Purchased Assets as and to the extent now conducted and to own, use and lease the Purchased Assets. The Seller is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.3 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties or the conduct or nature of its business, makes such qualification, licensing or admission necessary. The name of each director and officer of the Seller on the date hereof, and the position with the Seller held by each, are listed in Section 2.3 of the Disclosure Schedule. The Seller has, prior to the execution of this Agreement, delivered to the Buyer true and complete copies of its articles or certificate of incorporation and bylaws as in effect on the date hereof.

      (b) Except as set forth in Section 2.3 of the Disclosure Schedule, the Seller does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any Person that has an interest, either beneficially or of record, in any of the

      Purchased Assets (individually, a "Subsidiary"). Herein, unless expressly stated or the context requires otherwise, each representation and warranty made with respect to the Seller or the stock of the Seller shall be deemed made equally but separately for each Subsidiary.

      (c) The Shareholders hold, beneficially and of record, all of the outstanding capital stock (of all classes) of the Seller.

            2.4 No Conflicts. The execution and delivery by the Seller and the Shareholders of this Agreement and the Related Agreements, the performance of their respective obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:

      (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the applicable articles of organization or bylaws of Seller or any Shareholder that is not a natural person;

      (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.4 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any License, Law or Order applicable to the Seller, any Shareholder or any of the Purchased Assets; or

      (c) except as disclosed in Section 2.4 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Seller or the Shareholders to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Seller or any of the Purchased Assets under any Assigned Contract, Assigned Lease or Assigned License.

            2.5 Governmental Approvals and Filings. Except as set forth in
      Section 2.5 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Seller or the Shareholders is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

            2.6 Books and Records. The Assigned Books and Records of the Seller as provided to the Buyer prior to the execution of this Agreement are true and complete, and the summaries of any minute books and other similar records of the Seller provided to the Buyer contain a true and complete record, in all material respects, of all action taken at all meetings, and by written consent, of the board of directors and committees of the board of directors and the Shareholders of the Seller. The Seller does not have any of the Assigned Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Seller or an Affiliate. All of the Seller's Books and Records have been maintained in accordance with sound business practices.

            2.7 Financial Statements.

      (a) Attached hereto as Section 2.7 of the Disclosure Schedule are true and complete copies of the following financial statements: (i) a reviewed but unaudited balance sheet as of, and reviewed but unaudited statements of income, cash flow and stockholders' equity for the year ended, September 30, 2003, and (ii) an unaudited balance sheet as of, and unaudited statements of income, cash flow and stockholders' equity for the four (4) months ended, April 30, 2004 (the "Financial Statements"), which are attached hereto as Section 2.7 of the Disclosure Schedule.

      (b) The Financial Statements (i) are true, accurate, correct and complete and in accordance with the books and records of the Seller and (ii) fairly present in all material respects the financial condition and results of operations of the Seller as of the respective dates thereof and for the respective periods covered thereby, subject in the case of the unaudited Financial Statements to normal year end adjustments.

            2.8 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since March 31, 2003, and except as set forth in Section 2.8 of the Disclosure Schedule there has not been any change, event or development which, individually or together with other such events, could reasonably be expected to have a Material Adverse Effect on the Seller, the Business or the Purchased Assets. Without limiting the foregoing, except as set forth in Section 2.8 of the Disclosure Schedule, there has not occurred between the Financial Statement Date and the date hereof:

      (a) any declaration, setting aside or payment of any dividend or other distribution involving any of the Purchased Assets in respect of the capital stock of the Seller;

      (b) any increase in the salary, wages or other compensation of any officer, employee or consultant of the Seller whose annual salary is, or after giving effect to such change would be, $50,000 or more; (ii) any establishment or modification of (A) target, goals, pools or similar provisions in respect of any fiscal year under any Plan, employment-related contract or other employee compensation arrangement or
      (B) salary ranges, guidelines or similar provisions in respect of any Plan, employment-related Contract or other employee compensation arrangement; or (iii) any adoption, entering into or becoming bound by any Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law;

      (c) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Purchased Assets in an amount exceeding $25,000 individually or $50,000 in the aggregate;

      (d) any write-off or write-down, or any determination to write off or write down, any of the Purchased Assets in an amount exceeding $25,000 individually or $50,000 in the aggregate;

      (e) any incurrence of a Lien (other than a Permitted Lien) on any Purchased Asset;

      (f) any (i) amendment of the articles or certificate of incorporation or bylaws of the Seller, (ii) recapitalization, reorganization, liquidation or dissolution of the Seller or (iii) merger or other business combination involving the Seller;

      (g) any entering into, or material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Assigned Contract, Assigned Lease or any Assigned License;

      (h) any capital expenditures or commitments for additions to property, plant or equipment of the Seller constituting capital assets in an amount exceeding $25,000 individually or $50,000 in the aggregate;

      (i) any commencement or termination by the Seller of any line of business;

      (j) any transaction by the Seller with any officer, director or Affiliate of the Seller;

      (k) any other transaction involving or development affecting the Purchased Assets outside the ordinary course of business consistent with past practice; or

      (l) any entering into a Contract or committing to do or engage in any of the foregoing after the date hereof.

            2.9 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheets included in the Financial Statements or in the notes thereto, there are no Liabilities against, relating to or affecting the Seller or the Purchased Assets, other than: (a) immaterial Liabilities incurred in the ordinary course of business consistent with past practice; (b) Liabilities that, individually or in the aggregate, are not material to the Business or condition of the Purchased Assets; or (c) Liabilities otherwise expressly disclosed in Section 2.9 of the Disclosure Schedule.

            2.10 Taxes.

      (a) All Tax Returns required to be filed by or on behalf of the Seller have been duly filed on a timely basis and such Tax Returns are true, complete and correct. All Taxes owed by the Seller or any Affiliate of the Seller have been or will be timely paid in full (whether or not shown on or reportable on such Tax Returns).

      (b) None of the Purchased Assets consists of an equity or other ownership interest in any other Person. None of the Purchased Assets is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax. None of the Purchased Assets is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986). None of the Purchased Assets is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5)) of the Code.

      (c) There have been no waivers or extensions of any statutes of limitations with respect to Taxes or Tax Returns of the Seller. There are no Actions or Proceedings pending, or to the Knowledge of the Seller or any Shareholder, threatened, with respect to Taxes or Tax Returns of the Seller.

            2.11 Legal Proceedings. Except as disclosed in Section 2.11 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

      (a) there are no Actions or Proceedings pending or, to the Knowledge of the Seller or the Shareholders, threatened against, relating to or affecting the Seller, the Business or the Purchased Assets;

      (b) there are no Claims or facts, conditions or circumstances that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

      (c) there are no Orders outstanding against the Seller that provide for injunctive relief, or with respect to monetary damages, exceed $25,000.

            2.12 Compliance With Laws and Orders. The Seller is not, and the Seller has not, at any time within the last five (5) years, been, and has not received any notice that it is or has at any time within the last five
      (5) years been, in violation of or in default under any Law, Assigned License or Order.

            2.13 Benefit Plans/ERISA.

      (a) Each pension, profit sharing, 401(k), disability, medical, dental, severance pay, vacation pay, sick pay, stock purchase, stock option, deferred compensation, incentive compensation, fringe benefit, stay-with-bonus, change of control agreement or other employee benefit plan, program or agreement, including, without limitation, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained or contributed to by the Seller or any organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which the Seller is a member (the "Controlled Group") or under which the Seller or any member of the Controlled Group has any liability or contingent liability, and which cover the employees of the Seller, shall hereinafter be known as the "Plans."

      (b) There are no Liabilities, breaches, violations or defaults under any Plans which would subject the Purchased Assets, the Seller, the Buyer or any of their employee benefit plans to any Taxes, penalties or other Liabilities.

      (c) Except as disclosed in Section 2.13 of the Disclosure Schedule, none of the Plans is or has been subject to Title IV of ERISA. Except as disclosed in Section 2.13 of the Disclosure Schedule, neither the Seller nor any entity required to be aggregated with the Seller for purposes of
      Section 414 of the Code or Section 4001 of ERISA has ever maintained, contributed to or had any Liability for any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or has been subject to Title IV of ERISA.

            2.14 Real Property.

      (a) Section 1.1(b) of the Disclosure Schedule lists and describes briefly all Owned Real Property owned by the Seller. With respect to each such parcel of Owned Real Property: (i) the Seller has good and marketable title to the Owned Real Property, free and clear of any Lien except for Permitted Liens; (ii) there are no pending or, to the Knowledge of the Seller or the Shareholders, threatened, condemnation proceedings, lawsuits or administrative actions relating to the Owned Real Property; (iii) the legal description for Owned Real Property contained in the deed thereof describes such Owned Real Property fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the Owned Real Property or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classification), and do not encroach on any easement that may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, except as is set forth on Section 2.14 of the Disclosure Schedule, the property is not located within any flood plain or subject to any similar type restriction for which any material Assigned Licenses have not been obtained and access to the property is provided by paved public right of way with adequate curb cuts available; (iv) all facilities have received all approvals of Governmental or Regulatory Authorities (including Licenses) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws; (v) except as set forth in Section 2.14 of the Disclosure Schedule, there are no Leases, subleases, Licenses, concessions, easements, servitudes, rights-of-way, encumbrances or other Contracts granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (vi) neither the Leases, subleases, Licenses, concessions, easements, servitudes, rights-of-way, encumbrances or Contracts set forth in Section 2.14 of the Disclosure Schedule nor the enforcement of any rights thereunder by any party thereto have or may have a material adverse impact on the Buyer's ability to continue to operate the Owned Real Property as a terminal facility in the same manner as the Seller has operated the same prior to the Closing Date and (vii) with respect to the easements, licenses and rights-of-way comprising the Owned Real Property, the Seller has good and indefeasible title to or interests therein sufficient to enable the Buyer, as the Seller's successor in interest, to use and operate the Purchased Assets in a reasonable and customary manner, free and clear of Liens except Permitted Liens.

      (b) Section 1.1(c) of the Disclosure Schedule contains a true and correct list of each parcel of Leased Real Property. The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Leases. The Seller has adequate rights of ingress and egress with respect to the Leased Real Property and all buildings, structures, facilities, fixtures and other improvements thereon. None of such Leased Real Property, buildings, structures, facilities, fixtures or other improvements, or the current use thereof, contravenes or violates any building or zoning Law, or any administrative, occupational safety and health or other applicable Law, in each case, in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

      (c) The Seller has a valid leasehold interest in and the right to quiet enjoyment of the Leased Real Property for the full term of the lease thereof. Each lease covering the Leased Real Property is a legal, valid and binding agreement enforceable in accordance with its terms against the Seller and, to the Knowledge of the Seller and the Shareholders, each other Person that is a party thereto, and the Seller is not in, and neither the Seller nor any Shareholder has received notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Seller nor, to the Knowledge of the Seller and the Shareholders, any other party to any Assigned Lease, is in breach or default, and no event has occurred that, with notice or lapse of time, could reasonably be expected to constitute such a breach or default or permit termination, modification or acceleration under such Assigned Lease. Neither the Seller nor any Shareholder owes any brokerage commission with respect to any such Leased Real Property.

      (d) The Seller has delivered to the Buyer prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys, easements, licenses, rights of way, restrictions and similar documents, and all amendments thereof, with respect to the Owned Real Property and (ii) all Leases (including any amendments and renewal letters).

      (e) Except as set forth in Section 2.14 of the Disclosure Schedule, there are no tenants or other parties in possession of any Real Property included in the Purchased Assets. No Person has any right to purchase, or holds any right of first refusal to purchase, such properties.

      (f) All public utilities, including, without limitation, water and wastewater, have been extended to a boundary line of each tract of the Real Property through adjoining public streets, or if they pass through adjoining private land, do so in accordance with validly existing easements permitting such use, and all installation and connection charges necessary to use such public utilities have been paid in full. All facilities located on the Real Property are supplied with utilities and other services, including gas, electricity, water, telephone, sanitary sewer and storm sewer as are necessary for their current use, all of which services are in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property. The improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of the Seller or the Shareholders, threatened, against any such Real Property or the improvements thereon.

            2.15 Tangible Personal Property; Purchased Assets.

      (a) The Purchased Assets are sufficient to conduct the Business as conducted in the ordinary course consistent with past practices and there are no other assets that are material to the conduct of the Business. The Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all Tangible Property included in the Purchased Assets, including all tangible personal property reflected on the balance sheets included in the Financial Statements and tangible personal property acquired since the Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.15 of the Disclosure Schedule, its use complies in all material respects with all applicable Laws and Orders and is in good working condition, ordinary wear and tear excepted, and is suitable for the purposes for which it is now being used in the Business.

      (b) No equity interest in any Person is included in the Purchased Assets.

            2.16 Intellectual Property Rights. The Seller has interests in or uses only the Intellectual Property disclosed in Section 2.16 of the Disclosure Schedule, all of which it either has all right, title and interest in or a valid and binding right under an Assigned Contract to use. No other Intellectual Property is used or necessary in the conduct of the Business or the use of the other Purchased Assets. Except as disclosed in Section 2.16 of the Disclosure Schedule, (a) the Seller has the exclusive right to use the Intellectual Property disclosed in Section 2.16 of the Disclosure Schedule, (b) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property owned or used by the Seller are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Seller to maintain their validity or effectiveness, (c) there are no restrictions on the direct or indirect transfer of any Assigned Contract, or any interest therein, held by the Seller in respect of such Intellectual Property, (d) the Seller has provided to the Buyer prior to the date hereof documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, (e) the Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, (f) the Seller has not received any notice that it is, and it is not, in default (or with the giving of notice or lapse of time or both, would be in default) under any Assigned Contract to use such Intellectual Property and (g) to the Knowledge of the Seller and the Shareholders, no such Intellectual Property is being infringed by any other Person. The Seller is not infringing, nor has it received notice that it is infringing, on any Intellectual Property of any other Person and no Claim, whether written or oral, is pending or has been made to such effect that has not been resolved.

            2.17 Contracts.

      (a) Section 1.1(d) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of all Assigned Contracts (true and complete copies of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to the Buyer prior to the date hereof) of the following types:

            (i) (A) all Assigned Contracts (excluding Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Plans) and any such Assigned Contracts referred to in clause (A) involving an obligation of the Seller to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee exceeding $25,000;

            (ii) all Assigned Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Seller to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Seller;

            (iii) all Contracts relating to Indebtedness of the Seller;

            (iv) all Assigned Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchisees;

            (v) all Assigned Contracts of Seller relating to the future disposition or acquisition of any assets relating to the Business or the Purchased Assets, other than dispositions or acquisitions in the ordinary course of business consistent with past practice that are not material in nature or amount;

            (vi) all Assigned Contracts between the Seller, on the one hand, and any Affiliate on the other hand, that will survive the Closing;

            (vii) all collective bargaining or similar labor Contracts of the Seller;

            (viii) all Assigned Contracts that contain provisions calling for the sale or purchase of raw materials, products or services at prices that vary from the market prices of such raw materials, products and services generally prevailing in customary third party markets, or that include "take or pay," "meet or release," "most favored nation" or similar pricing and delivery arrangements;

            (ix) all Assigned Contracts relating to preferential access to any facility of the Seller; and

            (x) all other Assigned Contracts (other than Plans and Assigned Leases) that (A) involve the payment or potential payment, pursuant to the terms of any such

      Contract, by or to the Seller of more than $50,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Seller.

      (b) Each Assigned Contract is in full force and effect and, assuming valid execution and delivery of such Assigned Contract by the other parties thereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally; and except as disclosed in Section 2.17 of the Disclosure Schedule, neither the Seller nor, to the Knowledge of the Seller and the Shareholders, any other party to such Assigned Contract is, or has received notice that it is, in violation or breach of or default under any such Assigned Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Assigned Contract) in such a way as to give rise to a liability of Seller or the Business or as to give rise to a right of cancellation by any party to such Assigned Contract.

            2.18 Licenses. Section 1.1(h) of the Disclosure Schedule contains a true and complete list of all Licenses and pending applications for Licenses required or used in the operation of the Business, setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the date hereof, the Seller has delivered to the Buyer true and complete copies of all such Licenses. Except as disclosed in
      Section 2.18 of the Disclosure Schedule:

      (a) the Seller owns or validly holds all Assigned Licenses;

      (b) each Assigned License is valid, binding and in full force and effect and is transferable to the Buyer in accordance with this Agreement;

      (c) the Seller is not and the Seller has not received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Assigned License; and

      (d) there has been no indication that any Assigned License may be issued, renewed, modified or revoked on terms or conditions or other than those currently in effect.

            2.19 Insurance. Section 2.19 of the Disclosure Schedule contains a true and complete list (including the names of the insurers and the names of the Persons to whom such policies have been issued) of all liability, property and workers' compensation insurance policies currently in effect that insure the operations or employees working at or for the Seller or affect or relate to the ownership, use or operation of any of the Purchased Assets and that (a) have been issued to the Seller or (b) have been issued to any Person (other than the Seller) for the benefit of the Seller. Each policy listed in Section 2.19 of the Disclosure Schedule is valid and binding and in full force and effect. All premiums due under such policies have been paid, and neither Seller nor any other Person to whom such policy has been issued has received any written notice of cancellation, non-renewal or termination in respect of any such policy or is in default thereunder. Neither Seller nor any other Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section 2.19 is denying liability with respect to an unresolved claim thereunder or defending such claim under a reservation of rights clause.

            2.20 Affiliate Transactions.

      (a) Except as set forth in Section 2.20 of the Disclosure Schedule, (i) there are no intercompany Liabilities between the Seller, on the one hand, and any Shareholder or other Affiliate of the Seller, on the other, that shall survive the Closing, (ii) no Shareholder or other Affiliate of the Seller provides or causes to be provided any assets, services or facilities to the Seller, (iii) the Seller does not provide or cause to be provided any assets, services or facilities to any Shareholder or other Affiliate of the Seller and (iv) the Seller does not beneficially own, directly or indirectly, any Investment Assets issued by any Shareholder or other Affiliate of the Seller.

      (b) Except as set forth on Section 2.20 of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.20 of the Disclosure Schedule was incurred or engaged in on an arm's-length basis.

      (c) All settlements of intercompany Liabilities between the Seller, on the one hand, and any Shareholder or other Affiliate of the Seller on the other, have been made, and all allocations of intercompany expenses have been applied, on arms-length terms.

            2.21 Employees; Labor Relations. (a) No employee of the Seller is presently a member of a collective bargaining unit, and, to the Knowledge of the Seller or the Shareholders, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Seller, (b) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five (5) years against the Seller before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority and (c) there has been no work stoppage, strike or, to the Knowledge of the Seller or the Shareholders, other concerted action by such employees. The Seller has complied with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining. Without limiting the foregoing, the Seller has not committed any violations of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, applicable workers' compensation provisions, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, and the Worker Adjustment and Retraining Notification Act, federal and/or state employment, anti-discrimination, retaliation, income, unemployment or social security withholding laws. Except as disclosed in
      Section 2.21 of the Disclosure Schedule, the Seller is not a party to any employment contract that contains an obligation for severance payments upon the termination of an employee.

            2.22 Environmental Matters.

      (a) Except as disclosed in Section 2.22 of the Disclosure Schedule, the ownership, use and operation by the Seller of the Purchased Assets and the Business have been, are and will be on the Closing Date, in compliance with all Environmental Laws, and no Environmental Action has been filed, commenced or, to the Seller's or the Shareholders' Knowledge, threatened against Seller or, to Seller's or the Shareholders' Knowledge, against any of the past owners and operators of the Purchased Assets or the Business for failure to so comply or for recovery of any Losses by any Person relating to the Release of Hazardous Materials.

      (b) The Seller has made timely applications for and received all Environmental Permits required to own and operate the Business and the Purchased Assets, such Environmental Permits are valid and in effect and the Seller is in compliance with such Environmental Permits.

      (c) The Seller has not disposed of, sent or arranged for the transportation of Hazardous Materials at or to a site, or owned, leased, used or operated a site, that (i) pursuant to CERCLA or any similar or analogous state law, has been placed or is proposed to be placed (by the United State Environmental Protection Agency (the "EPA") or similar state authority) on the "National Priorities List" or any similar list, or (ii) has been or is involved with any state voluntary cleanup program.

      (d) The Seller has not been identified by EPA or similar state authority as a potentially responsible party under CERCLA or any similar or analogous state law with respect to any site.

      (e) Except as disclosed in Section 2.22 of the Disclosure Schedule, no Hazardous Material has been generated, transported or disposed of by or on behalf of the Seller at any site for which Environmental Law requires (i) notice to any Person, (ii) further investigation, or (iii) any form of response action.

      (f) Section 2.22 of the Disclosure Schedule lists all underground storage tanks located at the Real Property. The Seller has secured all necessary Environmental Permits for said tanks and there have been no Releases from said tanks for which Environmental Law requires (i) notice to any Person,
      (ii) further investigation or (iii) any form of response action.

      (g) Except as set forth on Section 2.22 of the Disclosure Schedule, no Release resulting from any action or inaction by Seller, or, to the Knowledge of the Seller or the Shareholders, any other Release not resulting from the action or inaction by Seller or threatened Release of Hazardous Materials has occurred or is occurring at, on, upon, into or from the Real Property.

      (h) Except as set forth on Section 2.22 of the Disclosure Schedule, no Release, or to the Knowledge of Seller or the Shareholders, threatened Release of Hazardous Materials has occurred or is occurring at, on, upon, from or in any real property in the vicinity of the Real Property, which by way of migration or transport through the soil, groundwater or surface water have come, or could reasonably be expected to come, to be located at, on, upon or under the Real Property, except as could not reasonably be expected to have a Material Adverse Effect on the Seller, the Business or the Purchased Assets.

      (i) Except as set forth on Section 2.22 of the Disclosure Schedule, the Seller has not agreed to or assumed any responsibility or liability relating to environmental or health and safety matters under any lease, purchase agreement, sale agreement, joint venture or any similar agreement relating to the Purchased Assets or the Business.

      (j) The Seller has identified and made available to the Buyer all environmental investigations, studies, audits, tests and other analyses, whether in draft or final form, conducted by or for or in the possession of the Seller in relation to the Business or the Purchased Assets.

            2.23 Substantial Customers.

      (a) Section 2.23 of the Disclosure Schedule lists the ten (10) largest customers of the Seller, on the basis of revenues for services provided in 2003 (actual revenues) and 2004 (projected revenues).

      (b) No such customer has ceased or materially reduced its use of the services of the Seller since the Financial Statement Date or, to the Knowledge of the Seller or the Shareholders, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof.

      (c) Except for relationships with Affiliates, with respect to the Purchased Assets, neither the Seller nor any director, officer or employee of the Seller possesses, directly or indirectly, any financial interest in any Person that is a supplier, customer, lessor, lessee or competitor of the Seller.

            2.24 No Powers of Attorney. The Seller does not have any powers of attorney or comparable delegations of authority outstanding with respect to any Purchased Asset.

            2.25 Solvency. The Seller (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent,
      (iii) will not become insolvent as a result of the transfers contemplated by this Agreement, (iv) is capable of paying its debts as they mature, (v) will remain capable of repaying its debts as they mature after effecting such transfers and (vi) is receiving a reasonably equivalent value in exchange for the Purchased Assets. The transfer of the Purchased Assets is not wrongful or fraudulent with respect to the Seller's creditors and no creditor shall be entitled to bring any claim under any Law against the Seller or the Buyer with respect to such transfer, except related to the Post-Closing Liabilities.

            2.26 Government Contracts. The Seller does not:

      (a) have any Contracts with any agency of the federal government of the United States involving any information, technology or data that is classified under Executive Order 12356 of April 2, 1982; or

      (b) have any products or services (including research and development) with respect to which the Seller (i) is a supplier, direct or indirect, to any of the military services of the United States or the Department of Defense, other than the United States Coast Guard, except the supply to individuals of such military in their individual capacity, or (ii) has technology that has or could have military applications.

            2.27 Disclosure. No representation or warranty by the Seller contained in the Agreement or in any Related Agreements, nor any statement or certificate furnished or to be furnished by the Seller to the Buyer or its representatives in connection herewith or pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact required to make the statements herein or therein contained not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      In order to induce the Seller and the Shareholders to enter into this Agreement, the Buyer hereby makes the representations and warranties set forth below. Except as set forth in those sections of the Disclosure Schedule corresponding to the sections below:

            3.1 Organization. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws on the State of Delaware. The Buyer has full limited partnership power, authority and capacity to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

            3.2 Execution and Delivery. The execution, delivery and performance of this Agreement and the Related Agreements by the Buyer and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the general partner of the Buyer, and no other action on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by the Buyer and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and upon the execution and delivery by the Buyer of the Related Agreements, the Related Agreements will constitute, legal, valid and binding obligations of the Buyer, as the case may be, enforceable against the Buyer in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the other parties thereto, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors' rights generally.

            3.3 Authority. The Buyer has full limited partnership power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties.

            3.4 No Conflicts. The execution and delivery by the Buyer of this Agreement and the Related Agreements, the performance of its obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:

      (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Buyer;

      (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Buyer or any of its respective Assets or Properties; or

      (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Buyer or any of its assets or properties under any Contract or License to which the Buyer is a party or by which any of the Buyer's Assets or Properties is bound.

            3.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Buyer is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

                                   ARTICLE IV
                                    COVENANTS

            4.1 Confidentiality. Each of the parties hereto agrees that it shall, and shall cause its subsidiaries and the officers, employees and authorized representatives of each of them to, hold in strict confidence all data and information obtained by them from the other parties hereto (unless such information is required, in legal counsel's written opinion, to be disclosed in legal or administrative proceedings) and shall not, and shall ensure that such subsidiaries, directors, officers, employees and authorized representatives do not, except as required by The Nasdaq National Market, the Securities and Exchange Commission or by Law (in legal counsel's written opinion), disclose such information to others without the prior written consent of the party from which such data or information was obtained.

            4.2 Cooperation by the Parties.

      (a) Access to Records. The parties acknowledge and agree that after the Closing, the Seller or its successors may need access to information or documents in the control or possession of the Buyer for the purpose of preparing or filing Tax Returns. The Buyer shall reasonably cooperate in connection with, and, during normal business hours, make available for inspection and copying by, the Seller and its successors and their respective representatives, upon prior written request and at their sole cost and expense, such records and files of the Seller included in the Purchased Assets reasonably necessary to facilitate the purposes of the preceding sentence; provided, however, that the Buyer shall be entitled to require the Seller, its successors and representatives to execute and deliver reasonable confidentiality agreements in favor of the Buyer with respect to such records and files and any other information delivered to such Persons pursuant to this Section 4.2(a).

      (b) Cooperation with Respect to Examinations and Controversies. The Buyer and the Seller shall use all reasonable efforts to cooperate with each other and their respective representatives, in a prompt and timely manner, in conjunction with any inquiry, audit, examination, investigation, dispute or litigation involving any Tax Return (collectively, the "Tax Disputes") relating to the Business or Purchased Assets and relating to any federal, state or local Taxes (i) filed or required to be filed by or for the Seller for any taxable period beginning before the Closing Date, or (ii) filed or required to be filed by or for the Buyer for any taxable period ending after the Closing Date. Notwithstanding anything to the contrary herein, the Seller shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances prior to the Closing, and the Buyer shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances after the Closing. Such cooperation shall include, but not be limited to, making available to one another during normal business hours, and within ten (10) days of any reasonable request therefor, all books, records and information, and the assistance of all officers and employees, reasonably required in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter. The parties hereto agree to conduct any investigation or examination hereunder without causing any material interference or disruption of the operations of the business of any other party hereto or their Affiliates. The Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Taxes for all taxable years or periods (or portions thereof) ending on or prior to the Closing Date.

            4.3 Seller's Employees. Attached as Section 4.3 of the Disclosure
      Schedule is a list of all full-time, active employees of the Seller as of the date hereof, including those on temporary leave for jury duty, family and short-term medical leave, vacation or military duty (such list also sets forth the status as such employees and their compensation as of the date hereof). Section 4.3 of the Disclosure Schedule also contains a list of such employees to whom an Affiliate of the Buyer ("Employer") will offer employment following the Closing. Employees of the Seller who accept offers of employment with the Employer and become employees of the Employer at the time of Closing shall be referred to herein as "Transferred Employees." Employees of the Seller not offered employment, or who decline employment, and Transferred Employees who do not report for work with the Employer shall remain the responsibility of the Seller. Seller shall be responsible for any Liabilities arising from the termination of the Transferred Employees' employment with the Seller. The Seller shall pay in cash all vested and unused vacation or paid off-duty (if applicable) to Transferred Employees at the time of Closing. Except as expressly provided otherwise herein, the terms of the Transferred Employees' employment shall be upon such terms and conditions as the

      Buyer and the Employer, in their sole discretion, shall determine. The Seller shall retain all rights, responsibilities and Liabilities of any sort with respect to the Plans.

            4.4 Railroad Track Lease. Buyer and Seller hereby agree that Seller will continue to be a party to, and continue Seller's performance under, including the payment of any required rental amounts, that certain Track Lease Agreement, dated as of July 1, 2001 among Union Pacific Railroad Company ("UP"), Kansas City Southern Railway ("KCSR") and Seller (the "Track Lease Agreement") until such time as consent to assign the Track Lease Agreement is received from UP and KCSR and the Track Lease Agreement is assigned by Seller to Buyer. Seller agrees that it will not impair Buyer's use of the tracks covered by the Track Lease Agreement or Buyer's access by rail to the Purchased Assets, as needed by Buyer to conduct its operations. Buyer agrees that it will perform such maintenance required to be performed by Seller under the Track Lease Agreement to the extent reasonably requested by Seller. Buyer and Seller agree to use their commercially reasonable efforts to cause the Track Lease Agreement to be assigned to Buyer as soon as practicable after the Closing Date.

                                    ARTICLE V
                                 INDEMNIFICATION

            5.1 Indemnification by the Seller and the Shareholders. Solely for the purpose of indemnification under this Section 5.1, the representations and warranties of the Seller and Shareholder in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Seller and the Shareholders, jointly and severally, hereby agree to indemnify and hold harmless the Buyer and its Affiliates and its and their managers, directors, officers, members, shareholders, employees and agents (the "Buyer Indemnitees") from and after the Closing Date from and against, and shall reimburse the Buyer Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Buyer Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:

      (a) any breach of or inaccuracy in any representation or warranty on the part of the Seller or the Shareholders under this Agreement (including the Disclosure Schedule) or any Related Agreement furnished or to be furnished to the Buyer by the Seller or the Shareholders;

      (b) any non-fulfillment of any covenant or agreement on the part of the Seller or the Shareholders under this Agreement or any Related Agreement; and

      (c) the Pre-Closing Liabilities.

      It shall not be necessary for Losses to be suffered as a result of or in connection with actions taken, made or threatened by any third party or Governmental or Regulatory Authority for such Losses to be indemnifiable under this Article V.

            5.2 Indemnification by the Buyer. Solely for the purpose of indemnification under this Section 5.2, the representations and warranties of the Buyer in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Buyer hereby agrees to indemnify and hold harmless the Seller, the Shareholders and their Affiliates (the "Seller Indemnitees") from and after the Closing Date from and against, and shall reimburse the Seller Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Seller Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:

      (a) any breach of or inaccuracy in any representation or warranty on the part of the Buyer under this Agreement (including the Disclosure Schedule) or any Related Agreement furnished or to be furnished to the Seller or the Shareholders by the Buyer;

      (b) any non-fulfillment of any covenant or agreement on the part of the Buyer under this Agreement or any Related Agreements; and

      (c) the Post-Closing Liabilities.

            5.3 Procedures for Indemnification.

      (a) If there occurs an event that either party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the party seeking indemnification (the "Indemnitee") shall promptly provide notice (the "Notice of Claim") to the other party or parties obligated to provide indemnification (the "Indemnifying Party"). Providing the Notice of Claim shall be a condition precedent to any Liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder but only if and to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnitee and it shall provide a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such Indemnitee of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnitee reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such action by all appropriate proceedings. The Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnitee from all Liability in respect to such claim or litigation or that does not solely require the payment of money damages by the Indemnifying Person. The Indemnifying Party agrees to afford the Indemnitee and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental or Regulatory Authority, asserting any Claim against the Indemnitee or conferences with representatives of or counsel for such Persons. In no event shall the Indemnifying Party, without the written consent of the Indemnitee, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnitee or (ii) injunctive relief affecting the Indemnitee.

      (b) Upon receipt of a Notice of Claim, the Indemnifying Party shall have twenty (20) calendar days (or such shorter period as may be appropriate under the circumstances) to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnitee (the "Contest Notice"); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such twenty (20) day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the "Notice of Liability") has been sent or delivered by the Indemnitee to the Indemnifying Party setting forth the amount of the Loss incurred by the Indemnitee that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee. If no such Contest Notice is given within such twenty (20) day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.

      (c) If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume, at the cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee and (iii) the Indemnitee shall not settle such Claim without soliciting the views of the Indemnifying Party and giving them due consideration.

      (d) The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Article that are not paid within five
      (5) business days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnitee, immediately upon demand, interest at the rate of ten percent (10%) per annum, not to exceed the maximum nonusurious rate allowed by applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Losses of the Indemnitee.

      (e) Notwithstanding any of the foregoing, in the event of a Claim asserted by Buyer against Seller for indemnifiable Losses as a result of a breach of the representations and warranties set forth in Section 2.14, Buyer shall seek recovery, to the extent permitted under the Title Policies, from the Title Company; provided, however, that if Buyer has not recovered the amounts asserted in such Claim from the Title Company within one hundred eighty (180) days, Buyer shall be able to assert such Claim against Seller in accordance with the provisions of this Article V.

            5.4 Survival.

      (a) The liability of the Seller and the Shareholders for their indemnification obligations arising under this Agreement in respect of inaccuracies of representations or warranties shall be limited to claims for which a Buyer Indemnitee delivers written notice to the Seller or the Shareholders on or before the fourth anniversary date of the Closing Date; provided, however, that any indemnification obligation relating to (i) Sections 2.10, 2.12 and 2.13 shall be limited to claims for which a Buyer Indemnitee delivers written notice to the Seller or the Shareholders on or before the 45th day after the expiration of the applicable statute of limitations, (ii) title to the Purchased Assets shall not be limited as to time, (iii) Pre-Closing Liabilities shall not be limited as to time, (iv) Sections 2.1, 2.2, 2.3, 2.4 and 6.13 shall not be limited as to time; (v) non-fulfillment of any covenant or agreement shall not be limited as to time, and (vi) Section 2.22 shall be limited to claims for which a Buyer Indemnitee delivers written notice to the Seller or the Shareholders on or before the seventh anniversary date of the Closing Date or the expiration of any applicable statute of limitations, whichever is longer.

      (b) The liability of the Buyer for the Buyer's indemnification obligations arising out of Section 5.2 shall be limited to claims for which a Seller Indemnitee delivers written notice to the Buyer on or before the fourth anniversary date of the Closing Date; provided, however, that any indemnification obligation relating to (i) Post-Closing Liabilities, (ii) Sections 3.1, 3.2, 3.3, 3.4 and 6.13 and (iii) non-fulfillment of any covenant or agreement under this Agreement shall not be limited as to time.

            5.5 Limitations on Indemnification. No Indemnifying Party hereto shall have any liability with respect to, or obligation to indemnify for, Losses under Article V hereof unless the aggregate amount of Losses for which such Indemnifying Party would, but for the provisions of this
      Section 5.5, be liable exceeds, on an aggregate basis, $100,000, but in such event the Indemnifying Party's obligations under Article V hereof will be without regard to such threshold and the Indemnitee will be entitled to receive the full amount of such Losses from the first dollar; provided, however, that such threshold shall not apply to losses related to title to the Purchased Assets, Pre-Closing Liabilities, Post-Closing Liabilities, Taxes or any of the matters described in Sections 2.1, 2.2, 2.3, 2.4, 2.10, 3.1, 3.2, 3.3, 3.4, 5.1(b), 5.2(b) and 6.13 hereof.
      Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of the Seller and the Shareholders, on the one hand, and the Buyer on the other, shall not exceed the Purchase Price in the aggregate, provided that such limitations shall not apply to matters related to title to the Purchased Assets, Pre-Closing Liabilities, Post-Closing Liabilities, Taxes or any of the matters described in Sections 2.1, 2.2, 2.3, 2.4, 2.10, 3.1, 3.2, 3.3, 3.4, 5.1(b), 5.2(b) and
      6.13 hereof.

            5.6 Inconsistent Provisions. The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.

            5.7 Right to Indemnification Not Affected by Knowledge. The right to indemnification in accordance with the provisions of this Article will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation set forth in this Agreement or any Related Agreement.

            5.8 Express Negligence. THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY, INCLUDING, WITHOUT LIMITATION, ARISING UNDER ENVIRONMENTAL LAWS. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.

                                   ARTICLE VI
                                  MISCELLANEOUS

            6.1 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses (including, without limitation, the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the Related Agreement and the transactions contemplated hereby and thereby shall be borne by the Buyer, in the case of costs and expenses incurred by the Buyer, and by the Seller and the Shareholders in the case of costs and expenses incurred by the Seller and the Shareholders.

            6.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, if given) by hand delivery, telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

      (a)   If to the Buyer to:

            Martin Operating Partnership L.P.
            4200 Stone Road
            Kilgore, Texas 75662
            Attention: Ruben S. Martin
            Telephone: (903) 983-6200
            Telecopy: (903) 983-6262

            with a copy to:

            Baker Botts L.L.P.
            2001 Ross Avenue, Suite 800
            Dallas, Texas  75201
            Attention: C. Neel Lemon
            Telephone: (214) 953-6954
            Telecopy: (214) 661-4954

      (b)   If to the Seller or the Shareholders to:

            Richard H. Cullifer
            400 South US Highway One. Suite 4
            Jupiter, Florida 33477
            Telephone: (561) 748-9739
            Telecopy: (561) 748-5828

            with a copy to:

            Robert L. Thomas, III
            1025 Interstate 10 North
            Beaumont, Texas 77706
            Telephone: (409) 860-5050
            Telecopy: (409) 860-5040

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

            6.3 Amendments. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

            6.4 Waiver. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement or the Related Agreements shall be deemed or shall constitute a waiver of any other provision hereof or thereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

            6.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            6.6 Nonassignability. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of all parties hereto; provided, however, that the parties specifically consent to an assignment by the Buyer to an Affiliate of the Buyer.

            6.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

            6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and shall become effective when one or more counterparts have been signed by each of the parties hereto.

            6.9 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. Each of the parties hereto agrees that any Action or Proceeding brought to enforce the rights or obligations of any party hereto under this Agreement may be commenced and maintained in any court of competent jurisdiction located in the Harris County, Texas, and that any Texas State court or federal court sitting in the Harris County, Texas shall have exclusive jurisdiction over any such Action or Proceeding brought by any of the parties hereto. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 6.2 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any Action or Proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

            6.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.

            6.11 Entire Agreement. This Agreement and the exhibits and schedules hereto and the Related Agreements constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

            6.12 English Language. This Agreement, the Related Agreements and all notices or other communications in connection herewith or therewith shall only be in the English language.

            6.13 Brokers. In addition to the obligations set forth in Article V hereof, each party shall indemnify and hold the other parties harmless from and against any agent or holder claiming by or through it for any fee or other compensation due or allegedly due that broker or agent. The obligations under this Section 6.13 shall not be subject to the limitations on liability contained in Article V hereof.

                                   ARTICLE VII
                                   DEFINITIONS

            7.1 Definitions. As used herein, the following terms have the meanings set forth below:

      "Actions or Proceedings" means any action, suit, proceeding, arbitration or any investigation or audit by any Governmental or Regulatory Authority.

      "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

      "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

      "Assigned Books and Records" has the meaning set forth in Section 1.1(e).

      "Assigned Contracts" has the meaning set forth in Section 1.1(d).

      "Assigned Leases" has the meaning set forth in Section 1.1 (c).

      "Assigned Licenses" has the meaning set forth in Section 1.1(h).

      "Bill of Sale" has the meaning set forth in Section 1.10.

      "Books and Records" means all documents instruments, papers, books and records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the conduct of the Business or the ownership of the Purchased Assets, including, without limitation, financial statements, Tax Records (including Tax Returns), ledgers, minute books, copies of Contracts, Licenses and Permits, operating data and environmental studies and plans.

      "Business" means the Purchased Assets and the business and goodwill of the Seller as a going concern.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.).

      "Claim" means any action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim, Environmental Action or demand.

      "Closing" has the meaning set forth in Section 1.9.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Contract" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or agreement (whether written or oral).

      "Disclosure Schedule" means the schedules attached hereto and incorporated herein by reference of the Seller, the Shareholders and the Buyer as appropriate in the context and as referenced throughout this Agreement.

      "Employer" has the meaning set forth in Section 4.3.

      "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, Claim, notice of non-compliance or violation, investigation, request for information, proceeding, consent order or consent agreement by any Person relating in any way to any Environmental Law or any Environmental Permit.

      "Environmental Laws" means any applicable federal, state or local law, statute, rule, regulation, ordinance or judicial or administrative decision or interpretation in effect on the date of this Agreement relating to the environment, human health or safety, pollution or other environmental degradation or Hazardous Materials.

      "Environmental Permit" means any permit, approval, identification number, certificate, registration, license or other authorization required under any Environmental Law.

      "Financial Statement Date" means April 30, 2004.

      "Financial Statements" has the meaning set forth in Section 2.7(a).

      "GAAP" means generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards).

      "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

      "Hazardous Materials" means (a) petroleum or petroleum products, fractions, derivatives or additives, natural or synthetic gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas, (b) any substances defined as or included in the definition of "hazardous wastes," "hazardous materials," "hazardous substances," "extremely hazardous substances," "restricted hazardous wastes," "special wastes," "toxic substances," toxic chemicals or "toxic pollutants," "contaminants" or "pollutants" or words of similar import under any Environmental Law, (c) radioactive materials, substances and waste, and radiation, and (d) any other substance exposure to which is regulated under any Environmental Law or could give rise to Liability under common law.

      "Indebtedness" of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

      "Intellectual Property" means all patents, copyright registrations, trademark and service mark registrations, applications for any of the foregoing, and whether or not registered, all designs, copyrights, trademarks, service marks, trade names, secret formulae, trade secrets, secret processes, computer programs and confidential information, including all rights to any such property that is owned by and licensed from others and any goodwill associated with any of the above.

      "Investment Assets" means all debentures, notes and other evidence of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnership, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Seller and issued by any Person other than the Seller (other than trade receivables generated in the ordinary course of business).

      "Knowledge of the Seller and the Shareholders," "the Seller's or the Shareholders' Knowledge," "Known to the Seller or the Shareholders," or other like words mean the knowledge of the individuals set forth in Section 7.1 of the Disclosure Schedule after due inquiry.

      "Koch" has the meaning set forth in Section 1.6.

      "Koch Lien Escrow Agreement" has the meaning set forth in Section 1.6.

      "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority and "Laws" includes, without limitation, all Environmental Laws.

      "Liabilities" means all Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities, including, without limitation, STRICT LIABILITY, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.

      "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, Environmental Permits and similar consents granted or issued by any Person and are associated with or necessary to operate the Purchased Assets or are used in connection with the Business.

      "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claims, levy, charge, option, right of first refusal, charges, debentures, indentures, deeds of trust, easements, rights-of-way, restrictions, encroachments, licenses, Leases, Permits, security agreements or other encumbrance of any kind and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

      "Loss" or "Losses" means any loss, damage, injury, harm, detriment, Liability, diminution in value, exposure, claim, demand, proceeding, settlement, judgment, aware, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with, respect to compliance with the requirements of environmental law, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.

      "Material Adverse Effect" means with respect any Person, material adverse changes in the business, assets, financial condition, results or prospects of operations of such Person.

      "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or
(b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

      "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

      "Permitted Lien" means (a) any Lien for Taxes incurred in the ordinary course of business not yet due and for which adequate reserves have been established on the Financial

Statements, (b) liens in favor of landlords, carriers, warehousemen, mechanics, workmen and materialmen and statutory construction or similar liens arising by operation of law or incurred in the ordinary course of business for sums not yet due or that are being contested in good faith as to which adequate reserves exist (to the extent such reserves are required by GAAP), (c) water rights or claims or title to water, whether or not shown by the public records, (d) any Lien created by the Buyers, (e) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (f) rights reserved to or vested in any Governmental or Regulatory Authority to control or regulate any real property or interests therein in any manner, and all Laws of any Governmental or Regulatory Authority, and (g) matters of title respecting the Real Property shown on the Title Policies.

      "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership proprietorship, other business organization, trust, union, association of Governmental or Regulatory Authority.

      "Plans" has the meaning set forth in Section 2.13(a).

      "Port Arthur Tank Escrow Agreement" has the meaning set forth in Section 1.6.

      "Pre-Closing Liabilities" means all Liabilities of the Seller, whether or not disclosed to the Buyer, that, directly or indirectly, relate to, result from or arise out of, facts, conduct, conditions or circumstances in existence on or before the Closing Date, including, without limitation, all Liabilities listed in Section 1.4 of this Agreement.

      "Real Property" has the meaning set forth in Section 1.1(c).

      "Related Agreements" means the PAT Tank Repair Escrow Agreement, the Port Arthur Tank Escrow Agreement, the Koch Lien Escrow Agreement, the Letter of Credit, the Bill of Sale, the Deed, the Noncompetion Agreement and any other agreement, certificate or similar document executed pursuant to this Agreement.

      "Release" means the presence, release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through the air, soil, surface water, ground water or property other than as specifically authorized by (and then only to the extent in compliance with) all Environmental Laws and Environmental Permits.

      "Taxes" means any and all taxes, fees, levies, duties, tariffs, import and other charges imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income taxes, alternative or add-on minimum taxes, gross income taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, franchise taxes, profits taxes, license taxes, transfer taxes, recording taxes, escheat taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profit taxes, environmental taxes, custom duty taxes or other governmental fees or other like assessments or charges of any kind whatsoever.

      "Tax Returns" means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

      "Title Company" has the meaning set forth in Section 1.11(a)(ii).

      "Title Policies" has the meaning set forth in Section 1.11(a)(ii).

            7.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

            7.3 Other Definitional Provisions.

      (a) The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

      (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

      (c) The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

      (d) For purposes of this Agreement, "ordinary course of business" shall include, without limitation, spot service agreements and negotiating contract renewals consistent with past practices.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]

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      This Agreement has been duly executed and delivered by the parties on the date first above written.

                          BUYER:

                          MARTIN OPERATING PARTNERSHIP L.P.

                          By: Martin Operating GP LLC, its general partner

                          By: Martin Midstream Partners L.P., its sole member

                          By: Martin Midstream GP LLC, its general partner

                          By: /s/ RUBEN S. MARTIN
                              --------------------------------------------------
                          Name: RUBEN S. MARTIN
                                ------------------------------------------------
                          Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 -----------------------------------------------

                          SELLER:

                          NECHES INDUSTRIAL PARK, INC.

                          By: /s/ RICHARD H. CULLIFER
                              --------------------------------------------------
                          Name: RICHARD H. CULLIFER
                                ------------------------------------------------
                          Title: PRESIDENT AND SECRETARY
                                 -----------------------------------------------

                          SHAREHOLDERS:

                          FURTIVUS, INC.

                          By: /s/ RICHARD H. CULLIFER
                              --------------------------------------------------
                          Name: RICHARD H. CULLIFER
                                ------------------------------------------------
                          Title: PRESIDENT
                                 -----------------------------------------------

                          RICHARD H. CULLIFER

                          /s/ RICHARD H. CULLIFER
                          ------------------------------------------------------



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